May 7, 2013

EXHIBIT A TO

SUB-ADVISORY AGREEMENT

AMONG

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.;

DUNHAM FUNDS;

AND

NEWFLEET ASSET MANAGEMENT LLC

Effective on or about July 1, 2013

DUNHAM CORPORATE / GOVERNMENT BOND FUND Class C
Ticker: DCCGX
DUNHAM CORPORATE / GOVERNMENT BOND FUND Class N
Ticker: DNCGX
DUNHAM CORPORATE / GOVERNMENT BOND FUND Class A
Ticker: DACGX

FEE SCHEDULE / COMPENSATION
The Sub-Adviser shall be paid a Fulcrum Fee, consisting of a “Base Fee” and a “Performance Fee” component. Definitions, along with the specific methods of calculation, are described below.
Base Fee	30 Basis Points (0.30%) annually (one basis point “bp” equals one hundredth of one percent)
Performance Fee

The Performance Fee Rate will vary by up to +/-15 bps (0.15%) and the Performance Fee shall be added to or subtracted from the Base Fee to arrive at the total Fulcrum Fee. The comparative index is the Barclays Aggregate Bond Index (the “Index”) over the applicable measurement period. Fund performance will be based on Class N share performance (net of all expenses).  The Adviser shall notify the Sub-Adviser prior to any changes to the expense structure of Class N or prior to the addition of any new classes to the Fund.

The Performance Fee Rate will increase/decrease by 1 bp (0.01%) for each 10 bps (0.10%) of outperformance/underperformance of the Index. There will be no adjustment to the Performance Fee, i.e. the Performance Fee Rate will be 0% if the Fund performs within the “null zone,” defined as +/-15 bps (0.15%) relative to the Index.

It is possible that the Fund could pay the Sub-Adviser more than the Base Fee even though the performance of both the Fund and the Index is negative. This may occur when the decline in the performance of the Index is greater than the decline in the Fund’s performance.

Calculation method for Agreements thirteen months or older:

Base Fee

The Base Fee will be computed daily at the annual rate disclosed above applied to the Fund’s daily net assets.

Performance Fee

The Performance Fee Rate will be derived from the comparative performance of the Fund relative to the Index, according to the terms discussed above, over a trailing 12-month period that is “built up” each month.  The Performance Fee to be paid will be calculated by applying the annualized Performance Fee Rate calculated to the Fund’s average daily net assets during the “built up” trailing 12-month period.  The Performance Fee will be accrued daily.

Fulcrum Fee

The total Fulcrum Fee (Base Fee plus or minus Performance Fee) will be paid monthly.

By virtue of using average daily net assets over a “rolling” 12-month period for purposes of calculating the Performance Fee while using average net assets for the month for the purposes of calculating the Base Fee, the actual total Fulcrum Fee paid by the Fund to the Sub-Adviser may be higher or lower than the maximum or minimum annual rates described above if the average daily net assets do not remain constant during the rolling 12-month period.  If the Fund is significantly underperforming versus the Index and the Fund’s net assets have declined significantly, the monthly total Fulcrum Fee can be a negative number (although the Base Fee Rate minus the Performance Fee Rate can never be negative (the Minimum Fee Rate is 15 bps), the Fulcrum Fee can be negative). In such instances, if there is a negative Fulcrum Fee and this is not earned back or offset the following month, the Sub-Adviser must reimburse the Fund the amount of the negative Fulcrum Fee monthly.  Likewise, in the case where the Fund has significantly underperformed versus the Index but net assets have increased significantly, the monthly total Fulcrum Fee can be greater than 0.15% although the Base Fee Rate minus the Performance Fee Rate may be 0.15%.  Again, this is due to the fact that different periods are used as a basis for determining the net assets used to calculate both the Base Fee and the Performance Fee.  In such instances, the Fund will pay the Sub-Adviser the monthly Fulcrum Fee.

In the event this Agreement is terminated, the total Fulcrum Fee accrued as of the effective date of the termination will be computed and the Sub-Adviser shall reimburse the Fund if the accrued Fulcrum Fee is negative and the Fund shall pay the Sub-Adviser if the accrued Fulcrum Fee is positive.

The Fee Table below illustrates how the Performance Fee Rate is calculated:

Cumulative Twelve Month	Performance Fee
Return Versus Index	Rate
1.50% or more Greater than the Index	0.15%
1.40% Greater than the Index	0.14%
1.30% Greater than the Index	0.13%
1.20% Greater than the Index	0.12%
1.10% Greater than the Index	0.11%
1.00% Greater than the Index	0.10%
0.90% Greater than the Index	0.09%
0.80% Greater than the Index	0.08%
0.70% Greater than the Index	0.07%
0.60% Greater than the Index	0.06%
0.50% Greater than the Index	0.05%
0.40% Greater than the Index	0.04%
0.30% Greater than the Index	0.03%
0.16% Greater than the Index	0.02%
0.15% Greater than the Index	0.00%
Even with the Index	0.00%
0.15% Less than the Index	0.00%
0.16% Less than the Index	-0.02%
0.30% Less than the Index	-0.03%
0.40% Less than the Index	-0.04%
0.50% Less than the Index	-0.05%
0.60% Less than the Index	-0.06%
0.70% Less than the Index	-0.07%
0.80% Less than the Index	-0.08%
0.90% Less than the Index	-0.09%
1.00% Less than the Index	-0.10%
1.10% Less than the Index	-0.11%
1.20% Less than the Index	-0.12%
1.30% Less than the Index	-0.13%
1.40% Less than the Index	-0.14%
1.50% or more Less than the Index	-0.15%

This AGREEMENT is dated May 7, 2013, and effective on or about July 1, 2013, among DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a California corporation (the “Adviser”), DUNHAM FUNDS, a Delaware statutory trust (the “Trust”) and NEWFLEET ASSET MANAGEMENT LLC, a California limited liability company (the “Sub-Adviser”) (each a “Party,” and together, the “Parties”).

ADVISER
DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By:___________________

Name:

Jeffrey A. Dunham

Title: President

TRUST

DUNHAM FUNDS

By:__________________

Name:

 Denise S. Iverson

Title:Treasurer

SUB-ADVISER
NEWFLEET ASSET MANAGEMENT LLC

By:

Name:

Title:

EXHIBIT B

NEWFLEET ASSET MANAGEMENT LLC

FORM ADV